                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
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    /X/  Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or  Section
         240.14a-12

                            FIRST BANK SYSTEM, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                    Contact:  John R. Danielson          Wendy Raway
                              Investor Relations         Media Relations
                              First Bank System, Inc.    First Bank System, Inc.
                              (612) 973-2261             (612) 973-2429




           FIRST BANK SYSTEM (FBS) SUES WELLS FARGO FOR VIOLATIONS OF
                             FEDERAL SECURITIES LAW


          -CITES MANIPULATION OF STOCK PRICE, VIOLATION OF PROXY RULES,
             AND DISSEMINATION OF FALSE AND MISLEADING INFORMATION-

          -ACCUSES WELLS OF CAMPAIGN OF DECEPTION TO SABOTAGE ALLIANCE
                        BETWEEN FBS AND FIRST INTERSTATE-

MINNEAPOLIS (December 14, 1995) -- First Bank System, Inc. (NYSE: FBS) today filed a lawsuit in U.S. District Court for the District of Delaware alleging that Wells Fargo, Inc.'s (NYSE: WFC) has embarked upon a campaign of deception and manipulation to sabotage the FBS-First Interstate merger agreement. The suit alleges that Wells has engaged in scheme to artificially manipulate and inflate its stock price to create a false sense of momentum and to make its hostile offer appear more attractive to First Interstate shareholders. FBS cites fourteen (14) specific instances of false statements and deceptions made by Wells Fargo and designed to advance its campaign of manipulation and sabotage.
          With this lawsuit, First Bank is seeking injunctive relief that will require Wells to significantly delay its offer and disclose publicly its clear and continuing violations of the federal securities laws; enjoin Wells from further violations; and require Wells to correct its numerous misstatements concerning the FBS - First Interstate merger and its own hostile offer.
          The alleged repeated violations by Wells of federal securities laws include a highly unusual analyst meeting held on December 7, in connection with the proposed Wells exchange offer, at which Wells purposefully manipulated the price of its stock by issuing new earnings projections. This constitutes a blatant violation of SEC Rule 10b-6, which prohibits companies from artificially conditioning the market for their securities to facilitate the purchase of those securities, even if the projections were well-founded. The complaint also alleges that these projections were not well-founded and were misleading.
          In addition, Wells has disseminated false and deceptive analyses of the relative economic benefits of the FBS - First Interstate merger and its own hostile offer. Wells has also misled investors by claiming that its hostile offer can be consummated on the same timetable as the FBS - First Interstate merger, concealing time consuming obstacles to regulatory approval that are unique to its hostile offer. Wells has also falsely


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FBS Sues Wells Fargo
Page 2

represented to the public that it could purchase shares of First Interstate after it announced its hostile offer, despite the prohibition against such purchases by SEC Rule 10b-13.
          John Grundhofer, Chairman, Chief Executive Officer and President of FBS, said, "In its single-minded pursuit of its hostile takeover, Wells Fargo has exhibited a remarkable disregard for the law. Wells has poisoned the marketplace with misleading information in an attempt to inflate the price of its stock. By holding its first major meetings in the past five years in early December - a highly unusual time unrelated to any earnings report or periodic filing - Wells' actions lead to an inescapable conclusion: the purpose of the meetings was to attempt to induce purchases of, and price increases in, Wells' stock. This clear and blatant violation of securities law has contributed to an artificial divergence in the price of Wells Fargo's and First Bank System's stocks, thus deceiving investors as to the real value of Wells' offer for First Interstate. In fairness to First Bank and First Interstate shareholders, we could no longer stand by idly, while Wells continued to perpetrate its campaign of deception and sabotage."
          The lawsuit points out that securities analysts themselves were aware of Wells Fargo's strategy to pump-up its stock price. FBS cited a report dated December 8, 1995, in which James Roseberg of Lehman Brothers observed: "Wells is smart. Before the First Interstate battle, it was in their interest to conservatively report earnings to permit share buybacks at lower prices. Now reverse goals are in force, and earnings may be aggressively reported to raise the stock price."
          The FBS lawsuit points out that Rule 10b-6, under the Securities and Exchange Act of 1934, makes it unlawful for an issuer of securities to attempt to induce any person to purchase any security which is the subject of such distribution. Wells Fargo's stock offer for First Interstate is considered to be a distribution of securities. The purpose of the rule, as stated by the Securities and Exchange Commission, is "to prevent participants in a distribution from artificially conditioning the market for the securities in order to facilitate the distribution. The rule is designed to protect the integrity of the securities trading market as an independent pricing mechanism and thereby enhance investor confidence in the marketplace."
          Richard Zona, FBS Vice Chairman and Chief Executive Officer, said, "Wells' fraudulent statements permeate its Registration Statement, preliminary proxy material, press releases, and widely-reported presentations to securities analysts. The suit details more than fourteen (14) specific instances in which Wells Fargo engages in deception and makes false and misleading statements. For example, Wells knows that its claims to achieve an additional $500 million in cost savings because of its California overlap with First Interstate are untrue. While First Interstate's California branch and business line expenses total approximately $500 million, only $130 million of such costs relate to occupancy and equipment. Even with Wells closing 85% of the First Interstate California branches, the maximum amount of expenses which could be eliminated relating to branch closures would be $230 million."


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FBS Sues Wells Fargo
Page 3

          "Furthermore, the FBS suit alleges that Wells has concealed the regulatory delays that will prevent its offer from being presented to First Interstate shareholders at the same time as First Bank System's. Since Wells' entire franchise is in California, and First Interstate is one of its principal competitors there, consummation of the Wells' hostile offer raises serious anti-trust concerns under federal anti-trust law and banking laws. In contrast, there is no such problem with the FBS - First Interstate merger. Wells has also significantly understated the amount of deposits it will need to divest to win regulatory approval for an acquisition of First Interstate. These large divestitures will lead inevitably to a lengthening of the approval process," said Mr. Zona.
          The lawsuit filed today asks the court to enjoin Wells from pursuing its hostile offer until such time in 1996 as the 1996 earnings and other estimates disseminated by Wells at the December 6-7, 1995 meetings can be verified or disproved through the reporting of actual earnings; to require Wells to disclose publicly its clear and continuing violation of the federal securities laws as a material consideration of its hostile offer; to enjoin Wells from engaging in similar actions in the future, and to require Wells to rescind and correct the numerous false and misleading statements it has made in connection with the FBS - First Interstate merger and its own hostile offer.
          Mr. Grundhofer concluded, "Aware that its hostile offer is unlikely to succeed on a fair assessment of its merits, Wells has inflated its stock price, focused attention on the diverging prices of Wells Fargo and FBS stock, and engaged in a calculated campaign of deception aimed at sabotaging the alliance between FBS and First Interstate. Nonetheless, the fact remains that the FBS offer creates a more valuable company for First Interstate shareholders than the Wells proposal. As our filing yesterday comparing the two offers demonstrates, the FBS merger proposal is superior in value to Wells' hostile offer in projected earnings per share, key performance ration, earnings per share growth, and implied price."


                                      * * *

               The participants in this solicitation may include First Bank System, Inc. ("FBS"), the directors of FBS (John F. Grundhofer, Roger L. Hale, Delbert W. Johnson, Norman M. Jones, John H. Kareken, Richard L. Knowlton,
Jerry W. Levin, Kenneth A. Macke, Marilyn C. Nelson, Edward J. Phillips,
James J. Renier, S. Walter Richey, Richard L. Robinson, Richard L. Schall, and Lyle E. Schroeder), Lester Pollack (Board Observer) and the following executive officers and employees of FBS: Richard A. Zona (Vice Chairman and Chief Financial Officer), Philip G. Heasley (Vice Chairman and President, Retail Product Group), Lee R. Micau (Executive Vice President, Secretary and General Counsel), Susan E. Lester (Executive Vice President), Elizabeth A. Malkerson (Senior Vice President, Corporate Relations), David R. Edstam (Executive Vice President and Treasurer), David J. Parrin (Senior Vice President and Controller), Arnold C. Hahn (Senior Vice President, Corporate Development), Andrew Cecere (Senior Vice President, Management Accounting and Forecasting), John R. Danielson (Senior Vice President, Investor Relations), Wendy Raway (Vice President and Manager of Media Relations) and Karin Glasgow (Assistant Vice President, Investor Relations).


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FBS Sues Wells Fargo
Page 4

               FBS and First Interstate Bancorp ("First Interstate" or "FI") are parties to an Agreement and Plan of Merger, dated as of November 5, 1995, pursuant to which a wholly owned subsidiary of FBS is to merge with and into First Interstate. In addition, First Interstate has granted to FBS an option to purchase up to 19.9% of the outstanding shares of common stock of First Interstate in certain circumstances. As of October 31, 1995, certain FBS subsidiaries held 54,437 shares of First Interstate common stock in a fiduciary capacity. FBS disclaims beneficial ownership of shares of First Interstate commons stock held in a fiduciary capacity and any other shares held by any pension plan of FBS or any affiliates of FBS.

               As of November 30, 1995, Marilyn C. Nelson and Richard L. Robinson, directors of FBS, held 2,000 shares and 150 shares, respectively, of First Interstate common stock. Lester Pollack is an executive officer of Corporate Advisors, L.P., the general partner of two shareholders of FBS and the investment manager for another shareholder of FBS. Corporate Advisors, L.P. may be deemed to be indirectly controlled by Lazard Freres & Co. LLC, of which Mr. Pollack is a managing director. Lazard Freres & Co. LLC engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Lazard Freres & Co. LLC may trade securities of First Interstate for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

               Although J.P. Morgan Securities Inc. does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission (the "Commission"), or that such Schedule 14A requires the disclosure of certain information concerning J.P. Morgan Securities Inc., it may assistant FBS in this solicitation. J.P. Morgan Securities Inc. engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, J.P. Morgan Securities Inc. may trade securities of First Interstate for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

               Except as disclosed above, to the knowledge of FBS, none of FBS, the directors or executive officers of FBS or the employees or other representatives of FBS named above has any interest direct or indirect, by security holdings or otherwise, in First Interstate.

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